Exhibit 5.1

[Letterhead of McDermott Will & Emery LLP]

January 12, 2010

Actuant Corporation

13000 West Silver Spring Drive

Butler, Wisconsin 53007

Re:	Actuant Corporation 2009 Omnibus Incentive Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Actuant Corporation (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed sale of up to 2,400,000 shares of Class A Common Stock, par value $.20 per share, of the Company (the “Shares”) pursuant to the Company’s 2009 Omnibus Incentive Plan, as amended by the First Amendment thereto (the “Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date; (iii) the Plan and (iv) the corporate proceedings relating to the authorization for the issuance of the Shares pursuant to the Plan.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based on the foregoing, we are of the opinion that all corporate proceedings necessary for the authorization, issuance and delivery of the Shares under the Plan have been duly taken and, upon issuance pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

January 12, 2010

The Company’s Secretary, Helen R. Friedli, is a partner of McDermott Will & Emery LLP, which serves as counsel to the Company.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP